UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Eloxx Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Dear Eloxx Stockholders:
You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Eloxx Pharmaceuticals, Inc. (“Eloxx” or the “Company”), a Delaware corporation, to be held on November 30, 2022, at 10:00 a.m. Eastern Time. The Special Meeting will be a completely virtual meeting conducted via live webcast. You will be able to attend the Special Meeting online, vote your shares electronically and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/ELOX2022SM. Be sure to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Special Meeting.
During this Special Meeting, you will be asked to vote on the following items:
1.
to approve amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to give the Company’s Board of Directors discretionary authority to effect a reverse stock split of all of the outstanding shares of the Company’s common stock, par value $0.01 per share, at ratio ranging from any whole number between 1-for-2 and 1-for-40, as determined by our Board of Directors in its discretion and included in a public announcement (the “Reverse Stock Split Proposal”); and

2.
to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Whether or not you plan to attend the Special Meeting virtually, we encourage you to vote. You may vote by telephone or online, or by completing, signing, dating, and returning the enclosed proxy card or voting instruction form. The accompanying Notice of Special Meeting of Stockholders and Proxy Statement describe the business to be conducted at the Special Meeting and specific instructions for voting. You are encouraged to read the accompanying materials carefully and vote in accordance with the recommendations of the Board of Directors.
Stockholders are referred to the proxy statement for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board recommends a vote “FOR” the Reverse Stock Split Proposal and “FOR” the Adjournment Proposal.
Thank you for your investment in Eloxx. We appreciate your support.
Sincerely,

President and Chief Executive Officer
October 31, 2022

ELOXX PHARMACEUTICALS, INC.
480 Arsenal Way, Suite 130
Watertown, Massachusetts 02472
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 30, 2022
Special Meeting Information

Time	Date	Place
10:00 a.m. Eastern Time	November 30, 2022	Online only via live webcast at www.virtualshareholdermeeting.com/ELOX2022SM
To Our Stockholders:
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Eloxx Pharmaceuticals, Inc. (“Eloxx,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, will be held on November 30, 2022, at 10:00 a.m. Eastern Time (the “Special Meeting”). The Special Meeting will be a completely virtual meeting conducted via live webcast. You will be able to attend the Special Meeting online, vote your shares electronically, and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/ELOX2022SM and entering your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials.
At the Special Meeting, stockholders will consider and vote on the following matters:
1.
to approve amendments to our Amended and Restated Certificate of Incorporation, as amended, to give our Board of Directors discretionary authority to effect a reverse stock split of all of the outstanding shares of our common stock, par value $0.01 per share, at a ratio ranging from any whole number between 1-for-2 and 1-for-40, as determined by our Board of Directors in its discretion and included in a public announcement (the “Reverse Stock Split Proposal”); and

2.
to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Stockholders of record at the close of business on October 17, 2022 are entitled to notice of, and to vote at, the Special Meeting.
A complete list of stockholders of the Company will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Special Meeting for a purpose germane to the meeting at the Company’s principal place of business at 480 Arsenal Way, Suite 130, Watertown, Massachusetts 02472.
Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the Special Meeting. You may submit your proxy by telephone or online, or by completing, signing, dating and returning the enclosed proxy card or voting instruction form. Note that, in light of possible delays or disruptions in mail service, we encourage stockholders to submit their proxy via telephone or online. If you decide to attend the Special Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.

This Notice of the Special Meeting, Proxy Statement, and form of proxy are being distributed and made available on or about October 31, 2022.
By Order of the Board of Directors,

President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
the Notice of Special Meeting and Proxy Statement are available free of charge at www.proxyvote.com.

i

ELOXX PHARMACEUTICALS, INC.
480 Arsenal Way, Suite 130
Watertown, Massachusetts 02472

PROXY STATEMENT

For the Special Meeting of Stockholders
To Be Held on November 30, 2022
GENERAL INFORMATION ABOUT VOTING AND THE SPECIAL MEETING
This proxy statement and form of proxy are being furnished to stockholders of Eloxx Pharmaceuticals, Inc. (“Eloxx,” the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use in connection with the Special Meeting of Stockholders (the “Special Meeting”) to be held on Wednesday, November 30, 2022, at 10:00 a.m. Eastern Time, or at any adjournment, continuation or postponement thereof, for the purposes set forth herein.
Holders of record of outstanding common stock, par value $0.01 per share (the “Common Stock”) at the close of business on October 17, 2022 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting and any postponement, continuation or adjournment of the Special Meeting. We mailed the Proxy Statement and proxy card, on or about October 31, 2022 to all stockholders as of the Record Date entitled to vote at the Special Meeting and made available the Proxy Statement and form of proxy to stockholders on such date. The matters to be voted on at the Special Meeting are further described below. Web links and Internet addresses contained in this Proxy Statement are provided for convenience only, and the content on the referenced website does not constitute a part of this Proxy Statement.
What is the purpose of the Special Meeting?
At our Special Meeting, stockholders will be asked to consider and vote on the following matters:
Proposal 1:
Approval of amendments to our Amended and Restated Certificate of Incorporation (as amended prior to the date hereof, the “Certificate of Incorporation”), in the form attached to the proxy statement as Annex A, to give our Board of Directors discretionary authority to effect a reverse stock split of all of the outstanding shares of our Common Stock, at a ratio ranging from any whole number between 1-for-2 and 1-for-40, as determined by our Board in its discretion and included in a public announcement (the “Reverse Stock Split Proposal” or “Proposal 1”).

Proposal 2:
Approval of a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal 2”).

The Board knows of no other matters that will be presented for consideration at the Special Meeting. Under Section 1.3 of our Amended and Restated Bylaws (the “Bylaws”), no business may be transacted other than the business specified in the notice of such meeting.
Why is the Company looking to effect a reverse stock split?
Our Board has unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, amendments to the Certificate of Incorporation (the “Reverse Stock Split Amendments”) to give our Board discretionary authority to effect a reverse stock split of all of the outstanding shares of our Common Stock at a ratio ranging from any whole number between 1-for-2 and 1-for-40, as determined by our Board (the “Reverse Stock Split”), and granting the Board the discretion to file a certificate of amendment to our Certificate of Incorporation containing the ratio determined by the Board with the Secretary of State of the State of Delaware (the applicable Reverse Stock Split Amendment as filed with the Secretary of State, the “Certificate of Amendment”) effecting the Reverse Stock Split and abandoning all other amendments or to abandon the Reverse Stock Split altogether. The primary goal of the Reverse Stock Split is to increase the per share market price of our Common Stock to meet the minimum per share bid price requirements for continued listing on The Nasdaq Stock Market LLC (“Nasdaq”).
The form of the proposed Reverse Stock Split Amendments is attached to this Proxy Statement as Annex A. By approving and adopting the Reverse Stock Split Amendments, the stockholders are approving separate amendments to the Certificate of Incorporation reflecting each possible variation of Reverse Stock Split ratio ranging from any whole number between 1-for-2 and 1-for-40. The Board will determine which, if any, of the Reverse Stock Split Amendments to file with the Secretary of State. The Certificate of Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of Common Stock as compared to the number of outstanding shares immediately prior to the effectiveness of the Reverse Stock Split, but will not increase the par value of Common Stock, and will not change the number of authorized shares of our capital stock. Stockholders are urged to carefully read Annex A. If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding, so that the percentage of our outstanding Common Stock owned by each of our stockholders will remain approximately the same, except to the extent that the Reverse Stock Split could result in some or all of our stockholders receiving cash in lieu of a fractional share. The Board can only authorize the filing of one Reverse Stock Split Amendment and all other Reverse Stock Split Amendments will be abandoned. The Board also has the authority to abandon all Reverse Stock Split Amendments.
Who can vote at the Special Meeting?
Holders of record of our Common Stock, at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Special Meeting or any adjournment, continuation or postponement thereof. On the Record Date, 86,656,221 shares of our Common Stock were issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the Special Meeting. We have no other securities entitled to vote at the Special Meeting.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Special Meeting or vote by proxy. Whether or not you plan to virtually attend the Special Meeting, we urge you to fill out and return the proxy card that may be mailed or made available to you or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee
If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being made available to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or nominee how to vote the shares in your account. You are also invited to attend the Special Meeting, however, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you request and obtain a valid proxy from your bank, broker or nominee.

How can you vote your shares?
If you are the record holder of your shares, you may vote by authorizing a proxy to vote on your behalf at the Special Meeting. Specifically, you may authorize a proxy over the Internet, by telephone, or by mail, or if you attend the Special Meeting via the Internet, you may vote your shares electronically during the Special Meeting.
By Internet	By Telephone	By Mail	During the Meeting
You may submit your proxy from any location in the world at www.proxyvote.com (you will need your 16-digit control number).	You may submit your proxy by calling 1-800-690-6903 and following the instructions on the proxy card.	You may submit a proxy by mail by completing, dating and signing the proxy card and mailing the proxy card in the enclosed postage-paid envelope provided to you.
If you wish to vote your shares electronically at the Special Meeting, you will need to visit www.virtualshareholder
meeting.com/ELOX2022SM during the Special Meeting while the polls are open (you will need the 16-digit control number assigned to you in your registration confirmation e-mail).

Internet and telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on November 29, 2022, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than November 29, 2022. Note that, in light of possible delays or disruptions in mail service, we encourage stockholders to submit their proxy via telephone or online.
If the shares you own are held in your bank or brokerage firm account in a fiduciary capacity (referred to as being held in “street name”), you should contact your bank, broker or other nominee to obtain your control number or otherwise submit voting instructions to your bank or broker. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
How do I attend the Special Meeting online?
The Special Meeting will convene at 10:00 a.m., Eastern Time, on Wednesday, November 30, 2022. You may virtually attend the Special Meeting by visiting www.virtualshareholdermeeting.com/ELOX2022SM. Please have your 16-digit control number to join the Special Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
Even if you plan to attend the live webcast of the Special Meeting, we encourage you to submit a proxy in advance by Internet, telephone, or mail so that your shares will be voted even if you later decide not to attend the Special Meeting.
What if there are technical difficulties during the Special Meeting?
In the event of a technical malfunction or other problem that disrupts the Special Meeting, the Company may postpone, continue or adjourn the Special Meeting, or take such other action that the Company deems appropriate considering the circumstances. Representatives of Broadridge Financial Solutions will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support at 844-986-0822 or 303-562-9302 if dialing internationally. This number will also be posted on the virtual shareholder meeting log-in page.

Can I ask questions during the Special Meeting?
As part of the Special Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the matters being voted on, as time permits. Only stockholders that have accessed the Special Meeting as a stockholder by following the procedures outlined above will be permitted to submit questions during the Special Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•	irrelevant to the business of the Company or to the business of the Special Meeting;
•	related to the status or conduct of our product candidates or clinical trials beyond that which is contained in our prior public disclosures;
•	related to any material non-public information of the Company;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	substantially repetitious of statements already made by another stockholder;
•	in excess of the two-question limit;
•	in furtherance of the stockholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Special Meeting as determined by the Chair or the Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Special Meeting webpage for stockholders that have accessed the Special Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above.
What are the Board of Directors’ recommendations on how I should vote my shares?
At the Special Meeting, our stockholders will be asked to vote on the proposal set forth below. Our Board unanimously recommends that you vote your shares:
“FOR” the Reverse Stock Split Proposal.
“FOR” the Adjournment Proposal.
If you return a properly completed proxy card, or submit your proxies by telephone or over the Internet, your shares will be voted on your behalf as you direct. If you return a properly completed proxy card and do not specify how to vote on the proposal, the shares of Common Stock represented by the proxies will be voted in accordance with the Board’s recommendation as described above for the proposal.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. Our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our Common Stock meets the continued listing requirements of the Nasdaq Capital Market. The delisting of our Common Stock from Nasdaq would likely have very serious consequences for the Company and our stockholders.
What are broker non-votes?
If you are a beneficial owner whose shares are held in “street name,” meaning you shares are held of record by a bank, broker or nominee, you must instruct such bank, broker or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the bank, broker or nominee does not have discretionary authority to vote, which are generally considered “non-routine” matters under applicable stock exchange rules. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Special Meeting for purposes of determining the presence of a quorum but will be unable to vote on those matters for which the beneficial owner’s authorization is required under the applicable stock exchange rules.

Each of the Reverse Stock Split Proposal and the Adjournment Proposal are considered “routine” matters under applicable stock exchange rules. Accordingly, without specific instructions from you, your bank, broker or nominee will have discretionary authority to vote your shares on each of the proposals. However, we understand that certain brokerage firms have elected not to vote even on “routine” matters without your voting instructions. If your bank, broker or other nominee has made this decision, and you do not provide voting instructions, your vote will not be cast and will have the effect of votes against the Reverse Stock Split Proposal. Accordingly, we urge you to direct your bank, broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the Special Meeting.
What is the vote required to approve each proposal?
Proposal 1 — The Reverse Stock Split Proposal
The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Special Meeting on the Reverse Stock Split Proposal is required for approval of Proposal 1. Because the vote is based on the total number of shares outstanding rather than the votes cast at the Special Meeting, your failure to vote or marking “ABSTAIN” on your proxy or ballot with respect to the Reverse Stock Split Proposal has the same effect as a vote against this proposal. Although brokers have discretion to vote uninstructed shares on the Reverse Stock Split Proposal, if your brokerage firm has elected not to vote without your voting instructions as described above, this will have the same effect as a vote against Proposal 1.
Proposal 2 — The Adjournment Proposal
The affirmative vote of the holders of shares of our Common Stock cast affirmatively or negatively at the Special Meeting on the Adjournment Proposal is required to approve Proposal 2. Your failure to vote or marking “ABSTAIN” on your proxy or ballot with respect to the Adjournment Proposal are not deemed votes “cast” and will, therefore, not affect the outcome of the Adjournment Proposal. Although brokers have discretion to vote uninstructed shares on the Adjournment Proposal, if your brokerage firm has elected not to vote without your voting instructions as described above, yours shares will not be voted and will, therefore, not affect the outcome of Proposal 2.
We urge you to direct your bank, broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the Special Meeting.
Can I change my vote after submitting my proxy?
Submitting a proxy over the Internet or by telephone or execution of a proxy card will not in any way affect a stockholder’s right to attend the Special Meeting and vote electronically. A proxy may be revoked before it is used to cast a vote at the Special Meeting. If you are a stockholder of record, you can revoke your proxy by doing one of the following:
•	filing with our Corporate Secretary, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy;
•	submitting a proxy by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on November 29, 2022;
•	duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary before the taking of the vote; or
•
attending the Special Meeting and voting in person electronically. However, your attendance at the Special Meeting will not automatically revoke your proxy unless you vote again at the Special Meeting.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Eloxx Pharmaceuticals, Inc., 480 Arsenal Way, Suite 130, Watertown, Massachusetts 02472, Attention: Corporate Secretary.
If the shares you own are held in street name, you will need to follow the directions provided to you by your bank or brokerage firm on how to revoke or submit new voting instructions.
What is the quorum requirement?
A quorum must be present at the Special Meeting for any business to be conducted. In accordance with our Bylaws, the holders of shares of stock of the Company entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, present in person, online or by proxy, shall constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.
How many votes do I have?
Each outstanding share of Common Stock is entitled to one vote. On each matter to be voted upon at the Special Meeting, you have one vote for each share of Common Stock you own as of the Record Date.
Who counts the votes?
All votes will be tabulated by the inspector of election appointed by the Board of Directors for the Special Meeting. Each proposal will be tabulated separately.
Where can I find the voting results?
The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.

PROPOSAL 1 — APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
General
Our Board has approved and, subject to stockholder approval, adopted the Reverse Stock Split Amendments to effect a Reverse Stock Split to all of the outstanding shares of our Common Stock at a ratio ranging from any whole number between 1-for-2 and 1-for-40, with the exact ratio within such range to be determined by the Board at its discretion, subject to the Board’s authority to determine when to file the amendment and to abandon the other amendments notwithstanding prior stockholder approval of such amendments, (2) directing that such proposed amendments to our Certificate of Incorporation be submitted to our stockholders for their approval and adoption, and (3) recommending that our stockholders approve and adopt the each of the proposed amendments. The text of the form of Reverse Stock Split Amendments, one of which would be filed with the Delaware Secretary of State by means of the Certificate of Amendment to effect the Reverse Stock Split, are set forth in Appendix A to this Proxy Statement.
By approving this proposal, stockholders will approve alternative amendments to our Certificate of Incorporation pursuant to which a number of outstanding shares of our Common Stock between 2 and 40, inclusive, would be combined into one share of our Common Stock. The number of shares of Common Stock underlying outstanding equity awards and available for future awards under our equity incentive plans, as well as the number of shares issuable upon exercise of outstanding warrants would also be proportionately reduced in the same manner as a result of the Reverse Stock Split. Upon receiving the stockholder approval, the Board will have the authority, but not the obligation, in its sole discretion, to elect, without further action on the part of the stockholders, whether to effect the Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from among the approved range described above and to effect the Reverse Stock Split by filing a Certificate of Amendment with the Secretary of State of the State of Delaware to be effective as of the Effective Time (defined below), and all other amendments will be abandoned.
The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including, without limitation, general market and economic conditions, the historical and then-prevailing trading price and trading volume of our Common Stock, the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our Common Stock, the anticipated impact on our market capitalization, and the continued listing requirements of Nasdaq. Although our stockholders may approve the Reverse Stock Split, we will not effect the Reverse Stock Split if the Board does not deem it to be in the best interests of the Company and its stockholders.
Because the Reverse Stock Split will decrease the number of outstanding shares of our Common Stock by a ratio in the range of 1-for-2 to 1-for-40 but would not effect a decrease to the number of shares of Common Stock that the Company will be authorized to issue, the proposed Reverse Stock Split Amendments would result in a relative increase in the number of authorized and unissued shares of our Common Stock. For more information on the relative increase in the number of authorized shares of our Common Stock, see “—Principal Effects of the Reverse Stock Split—Issued and Outstanding Shares of Common Stock” below.
Purpose of the Reverse Stock Split
The Board submits the Reverse Stock Split Proposal to our stockholders for approval and adoption with the primary intent of increasing the per share price of our Common Stock for the following principal reasons:
•	to ensure compliance with the $1.00 per share of common stock minimum bid price requirement for continued listing on The Nasdaq Capital Market;
•	to encourage increased investor interest in our Common Stock and promote greater liquidity for our stockholders; and
•	to help attract, retain, and motivate employees.
Nasdaq Requirements for Continued Listing
Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “ELOX.” For our Common Stock to continue trading on The Nasdaq Capital Market, the Company must comply with various listing standards, including that the Company maintain a minimum closing bid price of $1.00 per share of common stock.

On January 3, 2022, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying us that, for 30 consecutive business days, the closing bid price for the Company’s Common Stock closed below the minimum $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). Under Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted an initial 180 calendar day grace period, or until July 5, 2022, to regain compliance with the Minimum Bid Price Requirement, which required our Common Stock to have a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar-day grace period. We were unable to gain compliance with the Minimum Bid price Requirement by July 5, 2022 and we, therefore, applied to transfer our listing to the Nasdaq Capital Market and for an extension of an additional 180 calendar days, or until January 2, 2023, to regain compliance with the Minimum Bid Price Requirement. On July 7, 2022, Nasdaq notified us that our application for listing on the Nasdaq Capital Market was approved and that Nasdaq and approved the Company’s extension request.
If we fail to regain compliance by January 2, 2023, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Hearings Panel. If the Company appeals, the Hearings Panel will request a plan to regain compliance. Hearings Panels have generally viewed a reverse stock split as the only definitive plan to resolve a bid price deficiency. There can be no assurance that such an appeal would be successful.
If our Common Stock is delisted from Nasdaq, the Board believes that the trading market for our Common Stock could become significantly less liquid, which could reduce the trading price of our Common Stock and increase the transaction costs of trading in shares of our Common Stock. Such delisting from The Nasdaq Capital Market and continued or further decline in our stock price could also impair our ability to raise additional necessary capital through equity or debt financing.
If the Reverse Stock Split is effected, it would cause a decrease in the total number of shares of our Common Stock outstanding and increase the market price of our Common Stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and its stockholders.
IF THIS PROPOSAL IS NOT APPROVED, WE MAY BE UNABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE NASDAQ CAPITAL MARKET, WHICH COULD ADVERSELY AFFECT THE LIQUIDITY AND MARKETABILITY OF OUR COMMON STOCK.
Investor Interest and Liquidity
In addition, in approving the proposed Reverse Stock Split Amendments, the Board considered that the Reverse Stock Split and the resulting increase in the per share price of our Common Stock could encourage increased investor interest in our Common Stock and promote greater liquidity for our stockholders.
In the event that our Common Stock were to be delisted from The Nasdaq Capital Market, our Common Stock would likely trade in the over-the-counter market. If our Common Stock were to trade on the over-the-counter market, selling our Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, further limiting the liquidity of our Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Stock. Additionally, investors may be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. A greater price per share of our Common Stock could allow a broader range of institutions to invest in our Common Stock. For all of these reasons, we believe the Reverse Stock Split could potentially increase marketability, trading volume, and liquidity of our Common Stock.
Employee Retention
The Board believes that the Company’s employees and directors who are compensated in the form of our equity-based securities may be less incentivized and invested in the Company if we are no longer listed on Nasdaq. Accordingly, the Board believes that maintaining Nasdaq listing qualifications for our Common Stock, can help attract, retain, and motivate employees and members of our Board.

In light of the factors mentioned above, our Board unanimously approved the proposed Reverse Stock Split Amendments to effect the Reverse Stock Split as our best means of increasing and maintaining the price of our Common Stock to above $1.00 per share in compliance with Nasdaq requirements.
Board Discretion to Implement the Reverse Stock Split
The Board believes that stockholder approval of a range of ratios (as opposed to a single reverse stock split ratio) is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be effected. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be a whole number in a range of 1-for-2 to 1-for-40. The Board can only authorize the filing of one Reverse Stock Split Amendment and all other Reverse Stock Split Amendments will be abandoned. The Board also has the authority to abandon all Reverse Stock Split Amendments.
In determining the Reverse Stock split ratio and whether and when to effect the Reverse Stock Split following the receipt of stockholder approval, the Board will consider a number of factors, including, without limitation:
•	our ability to maintain the listing of our Common Stock on The Nasdaq Capital Market;
•	the historical trading price and trading volume of our Common Stock;
•	the number of shares of our Common Stock outstanding immediately before and after the Reverse Stock Split;
•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of our Common Stock;
•	the anticipated impact of a particular ratio on our market capitalization; and
•	prevailing general market and economic conditions.
We believe that granting our Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Stock Split ratio.
Risks Associated with the Reverse Stock Split
There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in a sustained increase in the per share price of our Common Stock. There is no assurance that:
•
the market price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding immediately before the Reverse Stock Split;

•
the Reverse Stock Split will result in a per share price that will increase the level of investment in our Common Stock by institutional investors or increase analyst and broker interest in the Company;

•
the Reverse Stock Split will result in a per share price that will increase our ability to attract and retain employees and other service providers who receive compensation in the form of our equity-based securities; and

•
the market price per share of our Common Stock will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on The Nasdaq Capital Market.

Stockholders should note that the effect of the Reverse Stock Split, if any, upon the trading price of our Common Stock cannot be accurately predicted. In particular, we cannot assure you that the price for a share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split or, even if it does, that such price will be maintained for any period of time.
Even if an increased per share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above under “—Purpose of the Reverse Stock Split.” Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our Common Stock.

While we aim that the Reverse Stock Split will be sufficient to maintain our listing on The Nasdaq Capital Market, it is possible that, even if the Reverse Stock Split results in a bid price for our Common Stock that exceeds $1.00 per share of Common Stock, we may not be able to continue to satisfy Nasdaq’s additional requirements and standards for continued listing of our Common Stock on Nasdaq.
We believe that the Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split, particularly if the price of our Common Stock does not increase as a result of the Reverse Stock Split.
Additionally, if the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of our Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of our Common Stock.
Principal Effects of the Reverse Stock Split
Issued and Outstanding Shares of Common Stock
If the Reverse Stock Split is approved and effected, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of our Common Stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously at the same exchange ratio for all outstanding shares of Common Stock, as required by our Certificate of Incorporation. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s relative percentage ownership interest in the Company, voting rights, or other rights that accompany shares of our Common Stock. Shares of our Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable, and the par value per share of Common Stock will remain $0.01.
Relative Increase in Number of Authorized Shares of Common Stock for Issuance
The Reverse Stock Split will not affect the number of authorized shares or the par value of our capital stock, which will remain at 500,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock,” and together with our Common Stock, our “Capital Stock”).
Although the number of authorized shares of our Capital Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.
If the proposed Reverse Stock Split Amendments are approved, all or any of the authorized and unissued shares of our Common Stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of our Company and without first offering such shares to our stockholders. When and if additional shares of our Common Stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to cast one vote per share.
Except pursuant to the Company’s equity incentive plans, and the Company’s Sales Agreement with SVB Leerink, LLC (as described below) and outstanding warrants, the Company presently has no plan, commitment, arrangement, understanding, or agreement regarding the issuance of Common Stock. However, the Company regularly considers its capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future. Any shares issuable pursuant to the above described plans and the ATM Program will be subject to the Reverse Stock Split ratio determined by the Board.
Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued shares of Common Stock, the future issuance of additional shares of Common Stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of Common Stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of Common Stock. If these factors were reflected in the price per share of our Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment.
Equity Compensation Plans and Outstanding Equity-Based Awards
Pursuant to the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan, the Eloxx Pharmaceuticals Ltd. Share Ownership, Option Plan (2013), the 2008 Incentive Compensation Plan and certain inducement awards issued outside of such plans and the Non-Plan Inducement Stock Option Award (collectively, the “Plans”), we have granted stock options and restricted stock units (“RSUs”) to our employees and directors.
Our Board generally has the discretion to determine the appropriate adjustment to the Plans and outstanding awards in the event of a reverse stock split. Accordingly, if the Reverse Stock Split is approved and effected, consistent with the terms of the Plans and outstanding award agreements, the total number of shares of Common Stock issuable upon exercise or vesting of such awards and the total number of shares of Common Stock remaining available for future awards under the Plans would be proportionately reduced based on the Reverse Stock Split ratio selected by our Board, and any fractional shares that may result therefrom shall be rounded down. Furthermore, the exercise price of any outstanding options would be proportionately increased based on the Reverse Stock Split ratio selected by our Board, and any fractional cents that may result therefrom shall be rounded up. Our Board has authorized the Company to effect any changes necessary, desirable or appropriate to give effect to the Reverse Stock Split under the Plans, including any applicable technical, conforming changes thereunder.
Warrants
We have also issued warrants to purchase shares of Common Stock. Each whole warrant entitles the holder thereof to purchase one share of our Common Stock. As of June 30, 2022, a total of 323,892 warrants remained outstanding and exercisable for a weighted average exercise price of $4.31.
If the Reverse Stock Split is approved and effected, under the terms of the warrant agency agreement, the number of shares of Common Stock issuable on exercise of each warrant will be treated pursuant to the terms of the warrants and, as and to the extent applicable, decreased, and the warrant purchase price will be proportionately adjusted (to the nearest $0.01), in each case, based on the Reverse Stock Split ratio selected by our Board of Directors. The terms of our outstanding warrants do not permit issuance of fractional shares upon exercise of warrants. Instead, the number of shares issuable shall be rounded up upon exercise of those warrants.
Additional Agreements
In September 2021, we entered into a Sales Agreement with SVB Leerink (the “Sales Agreement”), pursuant to which we may, but are not obligated to, offer and sell up to $50.0 million of shares of our Common Stock from time to time, through an “at the market offering” program (the “ATM Program”). We have not sold any shares under the ATM program, and there can be no assurance as to whether or, if so, how many or when, any shares will be issued and sold thereunder.

Illustration
For purposes of illustration, the following table contains approximate information relating to our Common Stock if the Reverse Stock Split is effected at a ratio of 1-for-10, 1-for-20, 1-for-30, or 1-for-40 based on share information as of the close of business on October 13, 2022:
	Pre-Reverse Split	1-for-10	1-for-20	1-for-30	1-for-40
Authorized	500,000,000	500,000,000	500,000,000	500,000,000	500,000,000
Outstanding	86,656,221	8,665,622	4,332,811	2,888,541	2,166,406
Reserved for future issuance pursuant to employee benefit plans	1,138,157	113,816	56,908	37,939	28,454
Reserved for future issuance pursuant to outstanding equity-based awards	10,045,548	1,004,555	502,277	334,852	251,139
Number of shares issuable upon exercise of outstanding warrants	323,892	32,389	16,195	10,796	8,097
Authorized but unissued and unreserved(1)	23,855,781	2,385,578	1,192,789	795,193	596,395
(1)	Represents shares of Common Stock, if any, that may be issued under the ATM Program.
Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates, if Applicable
If the proposed Reverse Stock Split Amendments are approved by the Company’s stockholders and our Board determines to effect the Reverse Stock Split, the Reverse Stock Split will become effective at 5:00 p.m., Eastern time, on the date the Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into new shares of Common Stock, in accordance with the Reverse Stock Split ratio contained in the Certificate of Amendment.
Registered “Book-Entry” Holders of Common Stock
As soon as practicable after the Effective Time, stockholders will be notified by our transfer agent that the Reverse Stock Split has been effected. As all of the outstanding shares of our Common Stock are held in book-entry form, you will not need to take any action to receive post-reverse stock split shares of our Common Stock. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-reverse stock split shares of Common Stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be mailed to your registered address as soon as practicable after the Effective Time (see “—Fractional Shares” below).
Beneficial Holders of Common Stock
Upon the implementation of the Reverse Stock Split, we intend to treat shares of Common Stock held by stockholders in “street name” (i.e., through a bank, broker, custodian, or other nominee), in the same manner as registered “book-entry” holders of Common Stock. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our Common Stock with a bank, broker, custodian, or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian, or other nominee.
Holders of Certificated Shares of Common Stock
Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-reverse stock split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate or certificates representing the pre-reverse stock split shares of our Common Stock for a statement of ownership. When you submit your certificate or certificates representing the pre-reverse stock split shares of our Common Stock, your post-reverse stock split shares of our Common Stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate representing the aggregate number of post-reverse stock split shares you own, you will receive a statement indicating the number of post-reverse stock split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a certificate representing your post-reverse stock split ownership interest.
Fractional Shares
No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock on the trading day immediately preceding the Effective Time as reported by The Nasdaq Capital Market (as adjusted to give effect to the Reverse Stock Split). No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is received.
After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A person entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-reverse stock split stockholders to the extent that there are stockholders holding fewer than that number of pre-reverse stock split shares within the reverse stock split ratio that is determined by the Board as described above. Reducing the number of post-reverse stock split stockholders, however, is not the purpose of this proposal.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.
No Appraisal Rights
Under the Delaware General Corporation Law, the Company’s stockholders will not be entitled to appraisal rights with respect to the Reverse Stock Split, and we do not intend to independently provide stockholders with any such right.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).
Interests of Certain Persons in the Proposal
Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our Common Stock, as set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” However, we do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any of our other stockholders.
Anti-takeover Effects of Proposed Amendment
Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposed Reverse Stock Split Amendments discussed herein, that may be used as an anti-takeover mechanism. An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of Common Stock, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of the Company

(for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other change in control transaction). In addition, our Certificate of Incorporation and our Bylaws include provisions that may have an anti-takeover effect. These provisions, among things, permit the Board to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control.
Our Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split Proposal is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.
Accounting Treatment of the Reverse Stock Split
If the Reverse Stock Split is effected, the par value per share of our Common Stock will remain unchanged at $0.01. Accordingly, at the Effective Time, the stated capital on the Company’s consolidated balance sheets attributable to our Common Stock will be reduced in proportion to the size of the Reverse Stock Split ratio, and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to stockholders that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes. This summary is based upon the provisions of the U.S. Internal Revenue Code, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.
This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our Common Stock in connection with employment or the performance of services; (xi) retirement plans; (xii) persons who are not U.S. Holders (as defined below); or (xiii) certain former citizens or long-term residents of the United States.
In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.
This summary addresses only stockholders that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, except as described below with respect to cash received in lieu of fractional shares, a stockholder should not recognize gain or loss as a result of the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of the Common Stock received pursuant to the Reverse Stock Split should equal the stockholder’s aggregate tax basis in the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such stockholder’s holding period in the shares of the Common Stock received should include the holding period of the shares of the Common Stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered pursuant to the Reverse Stock Split to shares of Common Stock received pursuant to the Reverse Stock Split. Stockholders holding shares of Common Stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
A stockholder who receives cash in lieu of a fractional share of Common Stock should be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A stockholder who receives cash in lieu of a fractional share in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the portion of the stockholder’s adjusted tax basis allocable to the fractional share. Stockholders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.
A stockholder may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. Stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed Internal Revenue Service Form W-9) may also be subject to backup withholding at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability; provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.
Vote Required
Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock.
Board Recommendation
Our Board unanimously recommends a vote “FOR” the approval of the Reverse Stock Split Proposal.

PROPOSAL 2 — APPROVAL OF THE ADJOURNMENT PROPOSAL
Background of and Rationale for the Adjournment Proposal
The Board believes that if the number of shares of the Company’s Common Stock outstanding and entitled to vote at the Special Meeting is insufficient to approve the Reverse Stock Split, it is in the best interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve the Reverse Stock Split Proposal.
In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Reverse Stock Split Proposal.
Required Vote
The affirmative vote of a majority of the votes cast on the matter affirmatively or negatively at the Special Meeting is required for approval of the Adjournment Proposal.
Board Recommendation
Our Board unanimously recommends a vote “FOR” the approval of the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information relating to the beneficial ownership of our Common Stock as of October 13, 2022, by (a) each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of the outstanding shares of our Common Stock, (b) each of our directors, (c) each of our named executive officers and (d) all directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such SEC rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or dispositive power as well as any shares that the individual has the right to acquire within 60 days of October 13, 2022, including through the exercise of any stock option, warrants or other rights, are deemed outstanding and reflected in the “Shares of Common Stock Beneficially Owned” column and for purposes of computing the ownership percentage of the stockholder holding such securities, but are not deemed outstanding for computing the ownership percentage of any other stockholder, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock held by that person.
The percentage of shares beneficially owned is computed on the basis of 86,656,221 shares of our Common Stock outstanding as of October 13, 2022. Unless otherwise noted below, the address of the persons listed on the table is c/o Eloxx Pharmaceuticals, Inc., 480 Arsenal Way, Suite 130, Watertown, MA.
	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Greater than 5% Stockholders
Pontifax Funds(1)	14,649,004	16.9%
Roche Finance Ltd(2)	4,998,936	5.8%
Advent Life Sciences LLP(3)	4,998,936	5.8%
Gurnet Point L.P.(4)	4,976,717	5.7%
Directors and Named Executive Officers
Lindsay Androski	—	—
Tomer Kariv(5)	14,744,004	17.0%
Steven D. Rubin(6)	154,120	*
Alan Walts, Ph.D.(7)	73,528	*
Sumit Aggarwal(8)	801,136	*
Daniel E. Geffken(9)	150,000	*
Vijay Modur, Ph.D.(10)	456,908	*
Gregory C. Williams(11)	44,629	*
Neil S. Belloff(12)	32,699	*
Stephen G. MacDonald(13)	—	—
All directors and executive officers as a group (7 persons)(14)	16,379,696	18.6%
*	Represents beneficial ownership of less than 1%.
(1)
Based solely on a Schedule 13D/A filed with the SEC on May 21, 2021, each of Pontifax Management III G.P. (2011) Ltd. (“Management III”) and Pontifax Management Fund III L.P. (“Pontifax III”) has shared voting and shared dispositive power over 7,188,186 shares of our Common Stock, Pontifax (Cayman) III, L.P. (“Cayman III”) has shared voting and shared dispositive power over 2,287,937 shares of our Common Stock, Pontifax (Israel) III, L.P. (“Israel III”) has shared voting and shared dispositive power over 4,900,249 shares of our Common Stock, Pontifax Management 4 G.P. (2015) Ltd. (“Management 4”) has shared voting and shared dispositive power ovr 7,460,818 shares of our Common Stock, Pontifax (Cayman) IV L.P. (“Pontifax IV”) has shared voting and shared dispositive power over 1,791,470 shares of our Common Stock, Pontifax (Israel) IV L.P. (“Israel IV”) has shared voting and shared dispositive power over 3,679,797 shares of our Common Stock, Pontifax (China) IV L.P. (“China IV”) has shared voting and shared dispositive power over 1,989,551 shares of our Common Stock, each of Pontifax Late Stage GP Ltd. (“Late Stage GP”) and Pontifax Late Stage Fund L.P. (“Late Stage Fund”) has shared voting and shared dispositive power over 616,592 shares of our Common Stock. Management III is the ultimate general partner of Cayman III, Israel III and Management 4 is the ultimate general partner of Cayman IV, Israel IV and China IV. Late Stage GP is the ultimate general partner of Late Stage Fund. Messrs. Ran Nussbaum and Tomer Kariv are the managing partners of each of Management III, Management 4 and may also be deemed to share voting and dispositive power with respect to the shares held by Late Stage Fund. The business address of each of the foregoing named beneficial owners is c/o Pontifax, 14 Shenkar Street, Beit Ofek, Herzliya Pituach, 46140 Israel.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022, each of Roche Finance Ltd and Roche Holding Ltd has shared voting power and shared dispositive power over 4,998,936 shares of our Common Stock. The address of Roche Finance Ltd is Grenzacherstrasse 122, 4070 Basel, Switzerland and of Roche Holding Ltd is Grenzacherstrasse 124, 4070 Basel, Switzerland.

(3)
Based on a Schedule 13D filed with the SEC on April 13, 2021 and information provided to the Company, each of Advent Life Sciences LLP, Advent Life Sciences Fund II LP, Rajesh Parekh, Shahzad Malik and Kaasim Mahmood has shared voting and dispositive power over 4,998,936 shares of our Common Stock. Advent Life Sciences LLP is the investment manager of Advent Life Sciences Fund II LP. Advent Life Sciences GP LLP is the general partner of Advent Life Sciences Fund II LP. Drs. Parekh, Malik and Mahmood are the general partners of Advent Life Sciences LLP. As a result, each of Drs. Parekh, Malik and. Mahmood and Advent Life Sciences Fund II LP may be deemed to share beneficial ownership of the Common Stock held by Advent Life Sciences LLP. The business address of each of the foregoing named beneficial owners is 158-160 North Gower Street, London NW1 2ND, United Kingdom.

(4)
Based solely on a Schedule 13G/A filed with the SEC on June 29, 2021, each of Gurnet Point L.P., Waypoint International GP LLC, Waypoint International Holdings S.A. and Ernesto Bertarelli has shared voting and dispositive power over 4,976,714 shares of our Common Stock. Waypoint International Holdings S.A. is the sole member of Waypoint International GP LLC, which is the sole general partner of Gurnet Point L.P. Ernesto Bertarelli is the controlling shareholder of Waypoint International Holdings S.A. As a result, Mr. Bertarelli and each of the foregoing entities may be deemed to share beneficial ownership of the Common Stock held by Gurnet Point L.P. The business address of each of Gurnet Point L.P. and Waypoint International GP LLC is 55 Cambridge Parkway, Suite 401, Cambridge, MA 02142. The business address of each of Waypoint International Holdings S.A. and Mr. Bertarelli is Av. Giuseppe Motta 31-33, PO Box 145, CH-1211, Geneva 20, Switzerland.

(5)
Includes 14,649,004 shares of Common Stock of the Pontifax Funds as to which Mr. Kariv may be deemed to share voting power and investment control in his capacity as a managing partner of Management III and Management 4. The amount reported in the table also includes 95,000 shares of Common Stock underlying stock options that are vested or that vest within 60 days of October 13, 2022.

(6)	Consists of 154,120 shares of Common Stock underlying stock options that are vested or that vest within 60 days of October 13, 2022.
(7)	Consists of 37,695 shares of Common Stock and 35,833 shares of Common Stock underlying stock options that are vested or that vest within 60 days of October 13, 2022.
(8)	Consists of 197,225 shares of Common Stock and 603,911 shares of Common Stock underlying stock options that are vested or that vest within 60 days of October 13, 2022.
(9)
Consists of 50,000 shares of Common Stock and 100,000 shares of Common Stock underlying vested stock options which are owned by Danforth Advisors, LLP, which, may be deemed to share voting power and investment control in his capacity as a managing director.

(10)	Consists of 154,953 shares of Common Stock and 301,955 shares of Common Stock underlying stock options that are vested or that vest within 60 days of October 13, 2022.
(11)
Based on information known to the Company as of the date of this Proxy Statement, including Mr. Williams’s Form 4, dated February 17, 2021, filed prior to his departure from the Company effective April 1, 2021.

(12)
Based on information known to the Company as of the date of this Proxy Statement, including Mr. Belloff’s Form 4, dated July 30, 2021, filed prior to his departure from the Company effective August 25, 2021.

(13)
Based on information known to the Company as of the date of this Proxy Statement, including Mr. MacDonald’s Form 4, dated February 26, 2021, filed prior to his departure from the Company effective March 26, 2021.

(14)
Includes 1,290,819 shares of Common Stock underlying stock options that are vested or that vest within 60 days of October 13, 2022. Mr. Kariv reports the shares held by the Pontifax Funds due to his potential deemed shared voting and dispositive power over those shares. This group of directors and executive officers includes only those currently serving as directors and executive officers as of the date of this Proxy Statement and does not include Messrs. Williams, Belloff or MacDonald.

ADDITIONAL INFORMATION
Other Matters
Our Bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to a notice of meeting. Accordingly, no business other than the proposals set forth herein shall be conducted at the Special Meeting.
Stockholder Proposals and Director Nominations
To be considered for inclusion in the proxy statement for the Company’s 2023 annual meeting of stockholders, you must submit your proposal, in writing, by December 30, 2022 to our Corporate Secretary c/o Eloxx Pharmaceuticals, Inc. at 480 Arsenal Way, Suite 130, Watertown, Massachusetts 02472, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2023 annual meeting of stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 17, 2023 nor earlier than the close of business on February 15, 2023. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2023.
Householding of Proxy Materials
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us.
In addition to the use of mail, proxies may be solicited by telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ELECTRONICALLY, WE URGE YOU TO SUBMIT A PROXY FOR YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, OR BY SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE.

By Order of the Board of Directors,

President and Chief Executive Officer
Watertown, Massachusetts
October 31, 2022

ANNEX A
CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELOXX PHARMACEUTICALS, INC.

Eloxx Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST:	That Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended and/or restated to date, be, and hereby is, amended and restated in its entirety to read as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred Five Million (505,000,000) shares. The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued by the Corporation is Five Hundred Million (500,000,000), each such share of Common Stock having a $0.01 par value. The total number of shares of Preferred Stock authorized to be issued by the Corporation is Five Million (5,000,000), each such share of Preferred Stock having a $0.01 par value.
That, effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Reverse Stock Split Effective Time”), a one-for-[ • ]1 reverse stock split of the Common Stock shall become effective, pursuant to which each [ • ]1 shares of Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Reverse Stock Split Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Reverse Stock Split Effective Time and shall represent one share of Common Stock from and after the Reverse Stock Split Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates, if any, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time, upon surrender after the Reverse Stock Split Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Reverse Stock Split Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Reverse Stock Split Effective Time as reported by The Nasdaq Capital Market (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Common Stock after the Reverse Stock Split Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Reverse Stock Split
[1]
Shall be a whole number between and including two and forty, which number is referred to as the “Reverse Split Factor” (it being understood that any Reverse Split Factor within such range shall, together with the remaining provisions of this Certificate of Amendment not appearing in brackets, constitute a separate amendment being approved and adopted by the Board and stockholders in accordance with Section 242 of the Delaware General Corporation Law).

A-1

Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split (after aggregating all fractional shares), following the Reverse Stock Split Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.
The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”
SECOND:	That, at a special meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.
THIRD:	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this    day of        2022.
ELOXX PHARMACEUTICALS, INC.

By:
Sumit Aggarwal President and Chief Executive Officer
A-2

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 29, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ELOX2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 29, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92146-S55296 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELOXX PHARMACEUTICALS, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D92147-S55296

ELOXX PHARMACEUTICALS, INC.
Proxy for the Special Meeting of Stockholders
November 30, 2022 10:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Eloxx Pharmaceuticals, Inc. hereby appoint(s) Tomer Kariv and Sumit Aggarwal, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Eloxx Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on Wednesday, November 30, 2022, which will be conducted via live webcast accessible at www.virtualshareholdermeeting.com/ELOX2022SM, and any continuation, adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AS INDICATED ON THE REVERSE SIDE.

Continued and to be signed on reverse side